Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CVR Refining GP, LLC
The Unitholders of CVR Refining, LP
The General Partner of CVR Refining, LP

We have issued our reports dated February 26, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of CVR Refining, LP, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas
June 24, 2014